Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 to AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of August 29, 2010 by and among AMN Healthcare Services, Inc., a Delaware corporation (the “Buyer”), Nightingale Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Nightingale Acquisition, LLC, a Delaware limited liability company, the sole member of which is the Buyer (“LLC Sub”), NF Investors, Inc., a Delaware corporation (the “Company”), and GSUIG, L.L.C., a Delaware limited liability company, in its capacity as the Representative (the “Representative”) and amends that certain Agreement and Plan of Merger dated as of July 28, 2010 by and among the Buyer, Merger Sub, LLC Sub, the Company and the Representative (the “Agreement”). Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Agreement.

WHEREAS, the Parties desire to amend Section 11.2 of the Agreement; and

WHEREAS, Section 12.2 of the Agreement provides that the Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, Merger Sub, the Company and the Representative;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments. Section 11.2 of the Agreement is hereby amended as follows:

(a) The following paragraph is hereby added as Section 11.2(d) thereto:

“(d) any Action brought or threatened by any Stockholder of the Company based upon, relating to, arising out of or resulting from the Company’s having entered into and taken the actions contemplated by that certain Settlement Agreement dated as of August 29, 2010 by and among American Securities Opportunities Fund, L.P., a Delaware limited partnership, American Securities Opportunities Fund (B), L.P., a Delaware limited partnership and the Company.”

(b) The word “and” at the end of section 11.2(b) is hereby deleted.

(c) The period at the end of Section 11.2(c) is hereby deleted and replaced with “, and”.

2. Reaffirmation. In all respects not inconsistent with the terms and provisions of this Amendment, the Agreement shall continue to be in full force and effect in accordance with the terms and conditions thereof, and is hereby ratified, adopted, approved and confirmed by the parties hereto. From and after the date hereof, each reference to the Agreement in any other instrument or document shall be deemed a reference to the Agreement as amended hereby, unless the context otherwise requires.

3. Governing Law. This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment shall be governed by the internal laws of the State of Delaware.

4. Counterparts. This Amendment may be signed in any number of counterparts (and by facsimile or portable document format (pdf) transmission) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Amendment. This Amendment shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

AMN HEALTHCARE SERVICES, INC.

By:	/s/ Susan R. Salka
	Name:	Susan R. Salka (fka Nowakowski)
	Title:	President and CEO

NIGHTINGALE ACQUISITION, INC.

By:	/s/ Denise L. Jackson
	Name:	Denise L. Jackson
	Title:	Senior Vice President and Secretary

NIGHTINGALE ACQUISITION, LLC

By:	/s/ Denise L. Jackson
	Name:	Denise L. Jackson
	Title:	Senior Vice President and Secretary

NF INVESTORS, INC.

By:	/s/ Pat McColpin
	Name:	Pat McColpin
	Title:	Treasurer and CFO

GSUIG, L.L.C.

By:	/s/ Martin Chavez
	Name:	Martin Chavez
	Title:	Attorney-in-fact

[Signature Page to Amendment No. 1]